Exhibit 99.1

[Compaq Logo here]		News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com

FOR IMMEDIATE RELEASE

Compaq Announces Completion of Note Offering

Houston, August 7, 2000 -- Compaq Computer Corporation (NYSE: CPQ) today announced that on August 4, 2000 it completed the public offering and sale of $575 million aggregate principal amount of notes, consisting of $275 million principal amount of 7.45% Notes due 2002, and $300 million principal amount of 7.65% Notes due 2005. The notes were issued pursuant to a prospectus supplement to Compaq's shelf registration statement covering $2 billion of debt securities, and the offering was lead managed by Merrill Lynch & Co.

About Compaq

Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, communication products, commercial desktop and portable products and consumer PCs.

Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq's e-commerce Web site at http://www.compaq.com. Compaq markets its products and services primarily to customers from the business, home, government and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, delays in product rollout schedules, component shortages, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq's financial results is included in Compaq's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the latest Quarterly Report on Form 10-Q.

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Compaq Computer Corporation	Arch Currid	281-927-8005	arch.currid@Compaq.com